                                    EX 4.5
                               FORM OF MILESTONE

                                                                     Exhibit 4.5

                            STOCK OPTION AGREEMENT


     Whereas, the person named below (the "Optionee") entered into a Milestone Stock Option Agreement dated October 14, 1996 (the "Milestone Agreement") whereby Optionee was granted certain stock options by Euronet Holding N.V., a Netherlands Antilles company ("Euronet Holding"); and

     Whereas, pursuant to an Exchange Agreement made as of December 17, 1996 (the "Exchange Agreement"), Euronet Services Inc., a Delaware corporation (the "Company") agreed to assume the obligations of Euronet Holding with respect to the options granted under the Milestone Agreement; and

     Whereas, the Exchange Agreement provided that the Company and the Optionee would enter into a stock option agreement substantially in the form of the Milestone Agreement whereby the Company grants Optionee stock options in the same amount as the options granted by the Milestone Agreement (adjusted to reflect a seven-to-one stock split which took place on March 6, 1997).

     Now therefore, it is agreed:

1.   Exchange of Options. Optionee hereby (i) transfers to the Company the stock
     -------------------
options granted pursuant to the Milestone Agreement and (ii) releases Euronet Holding from all obligations in connection therewith; and the Company hereby grants to the Optionee, with respect to common stock of the Company, par value $0.02 per share ("Common Stock"), subject to the terms and conditions provided herein.

2.   Award.  Subject to the provisions of this Stock Option Agreement (the
     -----
"Option Agreement") and under the same terms and conditions as provided in the 1996 Euronet Long Term Stock Option Plan (the "Plan") the provisions of which are incorporated by reference, the Company hereby grants to Optionee, an option (the "Stock Option") to purchase from the Company the number of shares of Common Stock, at the purchase price per share (the "Option Exercise Price"). Notwithstanding the previous sentence, it is understood that the Stock Option granted hereby is not part of the option pool authorized by the Company in connection with the Plan and constitutes a separate grant of options by the Company. The Stock Option, which is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986 (as amended), is sometimes referred to herein as the "Award".

     Name of Optionee:                  _________________________________

     Number of Shares Subject
     to Stock Option:                   _________________________________

     Option Exercise Price Per Share:   $2.14

     Vesting Date:                 __________________________

     Expiration Date of all
     Options Granted Hereunder     __________________________


3.   Conditions of Exercise.
     ----------------------

(a) The exercise of all or any portion of the Award is conditioned upon the acceptance by Optionee of the terms hereof as evidenced by his/her execution of this Option Agreement in the space provided below and the return of an executed copy to the Company.

(b) Written notice of an election to exercise any portion of the Award, substantially in the form adopted by the Company and specifying the number of shares for which an exercise is made, shall be given by Optionee, or his/her legal representative; (i) by delivering such notice to the General Counsel of the Company no later than the exercise date, or (ii) by mailing such notice, postage prepaid, addressed to the Company at its principal office at least three business days prior to the exercise date.

4.   No Rights Prior to Exercise. Neither Optionee nor any other person entitled
     ---------------------------
to exercise the Stock Option under the terms hereof shall be, or have any rights or privileges of, a shareholder of the Company in respect of any Common Stock issuable on exercise of the Stock Option, until the date of the issuance of a stock certificate for such Common Stock.

5.   Return of Agreement. If the Award is exercised in whole, this Option
     -------------------
Agreement shall be surrendered to the Company for cancellation upon receipt by the Optionee or his broker of the underlying stock certificates. If the Award is exercised in part, or a change is made in the number of designation of the Common Stock, this Option Agreement shall be delivered by Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the partial exercise or the change in the number of designation of the Common Stock.

6.   Representation. Optionee represents, warrants and agrees that:
     --------------

(a) Optionee will acquire and hold the shares purchased on exercise of the Stock Option for his/her account for investment and not with the view of the resale of distribution thereof, except for resales or distribution in accordance with applicable securities laws;

(b) Optionee will not, at any time, directly or indirectly, offer, sell, pledge, or otherwise grant a security interest in or otherwise transfer any portion of any shares purchased upon exercise of the Stock Option (or solicit an offer to buy, pledge or otherwise acquire, all or any portion thereof), except for resales or distribution in accordance with applicable securities laws; and

(c) Optionee acknowledges that Optionee has had the opportunity to ask questions of, and receive answers from, the officers and representatives of the Company concerning the Common Stock subject to this Option Agreement, as well as all material information concerning the Company and the terms and conditions of the transactions in which Optionee is acquiring the Stock Option and may subsequently acquire shares of common Stock.

7.   Miscellaneous.
     -------------

(a) The grant of the Award hereunder shall not be deemed to give Optionee the right to be retained by the Company or to affect the right of the Company to discharge Optionee pursuant to the Optionee's Employment Agreement. The acceptance of the Award or any exercise of the Award by the Optionee shall not be deemed to impose on the Optionee the obligation to remain in the employment of the Company or to affect the Optionee's right to leave the Company's employment pursuant to the Optionee's Employment Agreement.

(b) The Award shall be exercised in accordance with such administrative regulations as the Company shall from time to time adopt.

(c) The Award and this Option Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to principles of conflict of laws.

(d) This Option Agreement supersedes all prior discussions and/or agreements between Optionee and the company, or any of the subsidiaries of the Company, with respect to the subject matter hereof.

Dated as of July ___, 1998, to be effective as of March 6, 1997.

Euronet Services Inc.


____________________________
Jeffrey B. Newman
Vice-President and General Counsel

The undersigned hereby accepts the foregoing Award and the terms and conditions thereof.

________________________